Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Donald Von Hagen (media) - 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP INTRODUCES NEW ADAMTS13 TEST FOR RARE
LIFE-THREATENING BLOOD CLOT DISORDER
LabCorp’s Proprietary Assay Offers Faster, More Accurate Diagnosis to Help Patients Receive Most-Appropriate Therapy

Burlington, NC, July 19, 2017 - LabCorp® (NYSE: LH) has begun offering its new, proprietary ADAMTS13 test to distinguish diseases characterized by life-threatening, acute thrombotic microangiopathy (TMA). TMA is a relatively rare but serious syndrome in which small blood vessels develop blood clots, which result in the mechanical destruction of red blood cells. TMA can result from one or more of several medical conditions and medications. If left untreated, some of the conditions that cause TMA, including most significantly thrombotic thrombocytopenia purpura (TTP), can result in organ failure and/or death. Because of that risk, patients with TMA are often started on an expensive and time-consuming treatment for TTP while awaiting the return of test results that can help to confirm the cause of their TMA. This therapy, known as plasma exchange, involves replacing the patient’s plasma with plasma from multiple blood donors, a process that takes several hours each day and must be repeated daily for typically two weeks. Plasma exchange is, however, unnecessary for TMA patients who do not have TTP, and treating them with plasma replacement increases the cost of care, delays their receipt of appropriate treatment, and needlessly burdens the limited supply of donated plasma. LabCorp’s new ADAMTS13 test can provide faster, more accurate results than other available tests, to rule in or out the diagnosis of TTP and to support the earlier institution of appropriate, life-saving therapies.
“TTP is an extremely serious disease that can have a devastating, often-fatal effect if not treated rapidly,” said Mark E. Brecher, M.D., chief medical officer of LabCorp Diagnostics. “For patients experiencing symptoms of TMA, LabCorp’s new ADAMTS13 test can help to more quickly and accurately identify patients with TTP who require immediate intervention with plasma exchange therapy, and those whose TMA is likely not attributable to TTP for whom other, less costly and more appropriate, treatments may be indicated.”
LabCorp’s ADAMTS13 test is performed using new liquid chromatography-tandem mass spectrometry (LC-MS/MS) technology. It was developed and validated by LabCorp’s in-house team of scientists and technical specialists. Other available tests for ADAMTS13 activity are fluorescence-based assays. Compared to those options, LabCorp’s ADAMTS13 assay offers significant improvements in sensitivity, in consistency of results when testing is performed over time; and in reduced interference from increased levels of bilirubin, which is a common issue with comparable fluorescence-based assays. Importantly, due to the greater cost-efficiency of the LC-MS/MS technology, LabCorp’s test will be performed daily, seven days per week, compared to only three days per week for existing assays. Results for LabCorp’s ADAMTS13 test will usually be available the same day if the specimen is received in the laboratory by 10:30 a.m. Eastern time.
“The ADAMTS13 test is an important tool for the diagnosis and treatment of a rare but potentially life-threatening condition,” said Gary M. Huff, CEO of LabCorp Diagnostics. “This assay represents an opportunity to provide patients with the appropriate treatment and to avoid treatments that are costly and unnecessary, and it demonstrates how LabCorp’s scientific and technical expertise can improve health and improve lives while helping to reduce the costs of care.”
About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

###